EXHIBIT 23.3

[Letterhead of Shatswell, Macleod & Company, P.C.]

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in Amendment No. 1 to the registration statement on Form S-4 of New England Bancshares, Inc. of our report dated June 25, 2008, with respect to the consolidated balance sheets of New England Bancshares, Inc. as of March 31, 2008 and 2007, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended and to the reference to our firm under the heading “Experts” in the prospectus-proxy statement.

/s/ Shatswell, Macleod & Company, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

April 13, 2009